SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               Harmonic Lightwaves
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   413160 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement.[ ] (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of Pages 17
                       Exhibit Index Contained on Page 15

---------------------------------                   ----------------------------
CUSIP NO. 413160 10 2                    13G            Page  2  of  17  Pages
---------------------------------                   ----------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Kleiner Perkins Caufield & Byers V, L.P., a California
             Limited Partnership ("KPCB V")
             77-0211539
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
           California Limited Partnership

--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER
                                                                         - 0 -
         NUMBER OF               -----------------------------------------------
          SHARES                   6         SHARED VOTING POWER
       BENEFICIALLY                                                      6,390
       OWNED BY EACH             -----------------------------------------------
         REPORTING                 7         SOLE DISPOSITIVE POWER
          PERSON                                                         - 0 -
           WITH                  -----------------------------------------------
                                   8         SHARED DISPOSITIVE POWER
                                                                         6,390
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                         6,390
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                         0.06%
--------------------------------------------------------------------------------
12      TYPE OR REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------                   ----------------------------
CUSIP NO. 413160 10 2                    13G            Page  3  of  17  Pages
---------------------------------                   ----------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 KPCB V Associates, L.P., a California Limited Partnership 77-021138
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
           California Limited Partnership

--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER
                                                                         - 0 -
                                 -----------------------------------------------
         NUMBER OF                 6         SHARED   VOTING   POWER  6,390
          SHARES                             shares   which  are   directly
       BENEFICIALLY                          owned   by  KPCB  V.   KPCB  V
       OWNED BY EACH                         Associates   is  the   general
         REPORTING                           partner of KPCB V.
          PERSON                 -----------------------------------------------
           WITH                    7         SOLE DISPOSITIVE POWER
                                                                         - 0 -
                                 -----------------------------------------------
                                   8         SHARED DISPOSITIVE POWER 6,390
                                             shares   which  are   directly
                                             owned   by  KPCB  V.   KPCB  V
                                             Associates   is  the   general
                                             partner of KPCB V.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                         6,390
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                         0.1%
--------------------------------------------------------------------------------
12      TYPE OR REPORTING PERSON*
                                                                         PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------                   ----------------------------
CUSIP NO. 413160 10 2                    13G            Page  4  of  17  Pages
---------------------------------                   ----------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Thomas J. Perkins
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]    (b)[X]



--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER
                                                                            14
                                 -----------------------------------------------
         NUMBER OF                 6         SHARED VOTING POWER
          SHARES                                                         - 0 -
       BENEFICIALLY              -----------------------------------------------
       OWNED BY EACH               7         SOLE DISPOSITIVE POWER
         REPORTING                                                          14
          PERSON                 -----------------------------------------------
           WITH                    8         SHARED DISPOSITIVE POWER
                                                                         - 0 -
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                    14
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.0%
--------------------------------------------------------------------------------
12      TYPE OR REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------                   ----------------------------
CUSIP NO. 413160 10 2                    13G            Page  5  of  17  Pages
---------------------------------                   ----------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Frank J. Caufield
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER
                                                                         5,718
                                 -----------------------------------------------
         NUMBER OF                 6     SHARED VOTING POWER
          SHARES                         6,390 shares, directly owned by KPCB V.
       BENEFICIALLY                      KPCB V Associates is the general
       OWNED BY EACH                     partner of KPCB V.  Mr. Caufield is a
         REPORTING                       general partner of KPCB V Associates.
          PERSON                 -----------------------------------------------
           WITH                    7     SOLE DISPOSITIVE POWER
                                                                         5,718
                                 -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
                                         6,390 shares directly owned by KPCB V.
                                         KPCB V Associates is the general
                                         partner of KPCB V.  Mr. Caufield is a
                                         general partner of KPCB V Associates.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                12,108
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.0%
--------------------------------------------------------------------------------
12      TYPE OR REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------                   ----------------------------
CUSIP NO. 413160 10 2                    13G            Page  6  of  17  Pages
---------------------------------                   ----------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Brook H. Byers
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER
                                                                        19,509
                                 -----------------------------------------------
         NUMBER OF                 6         SHARED   VOTING   POWER  6,390
          SHARES                             shares, directly owned by KPCB
       BENEFICIALLY                          V.  KPCB V  Associates  is the
       OWNED BY EACH                         general partner of KPCB V. Mr.
         REPORTING                           Byers is a general  partner of
          PERSON                             KPCB    V    Associates.    In
           WITH                              addition, Mr. Byers indirectly
                                             holds  4,845  shares   through
                                             trusts.
                                 -----------------------------------------------
                                   7         SOLE DISPOSITIVE POWER
                                                                        19,509
                                 -----------------------------------------------
                                   8         SHARED DISPOSITIVE POWER 6,390
                                             shares, directly owned by KPCB
                                             V.  KPCB V  Associates  is the
                                             general partner of KPCB V. Mr.
                                             Byers is a general  partner of
                                             KPCB    V    Associates.    In
                                             addition, Mr. Byers indirectly
                                             holds  4,845  shares   through
                                             trusts.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                30,744
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.3%
--------------------------------------------------------------------------------
12      TYPE OR REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------                   ----------------------------
CUSIP NO. 413160 10 2                    13G            Page  7  of  17  Pages
---------------------------------                   ----------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      L. John Doerr
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                               5         SOLE VOTING POWER
                                                                       24,342
              NUMBER OF      ---------------------------------------------------
               SHARES          6         SHARED VOTING POWER
            BENEFICIALLY                 6,390 shares, directly owned by KPCB V.
            OWNED BY EACH                KPCB V Associates is the general
              REPORTING                  partner of KPCB V.  Mr. Doerr is a
               PERSON                    general partner of KPCB V Associates.
                WITH         ---------------------------------------------------
                               7         SOLE DISPOSITIVE POWER
                                                                       24,342
                             ---------------------------------------------------
                               8         SHARED DISPOSITIVE POWER
                                         6,390 shares, directly owned by KPCB V.
                                         KPCB V Associates is the general
                                         partner of KPCB V.  Mr. Doerr is a
                                         general partner of KPCB V Associates.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          30,732
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                         0.3%
--------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------                   ----------------------------
CUSIP NO. 413160 10 2                    13G            Page 8  of  17  Pages
---------------------------------                   ----------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      E. Floyd Kvamme
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                                                        24,342
                               -------------------------------------------------
              NUMBER OF          6       SHARED VOTING POWER
               SHARES                    6,390 shares, directly owned by KPCB V.
            BENEFICIALLY                 KPCB V Associates is the general
            OWNED BY EACH                partner of KPCB V.  Mr. Kvamme is a
              REPORTING                  general partner of KPCB V Associates.
               PERSON          -------------------------------------------------
                WITH             7       SOLE DISPOSITIVE POWER
                                                                        24,342
                               -------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                         6,390 shares, directly owned by KPCB V.
                                         KPCB V Associates is the general
                                         partner of KPCB V.  Mr. Kvamme is a
                                         general partner of KPCB V Associates.
------------------------------------- ------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        30,732
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.3%
--------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------                   ----------------------------
CUSIP NO. 413160 10 2                    13G            Page  9  of  17  Pages
---------------------------------                   ----------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Regis McKenna
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER
                                                                            34
                                 -----------------------------------------------
         NUMBER OF                 6         SHARED VOTING POWER
          SHARES                                                         - 0 -
       BENEFICIALLY              -----------------------------------------------
       OWNED BY EACH               7         SOLE DISPOSITIVE POWER
         REPORTING                                                          34
          PERSON                 -----------------------------------------------
           WITH                    8         SHARED DISPOSITIVE POWER
                                                                         - 0 -
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                            34
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.0%
--------------------------------------------------------------------------------
12      TYPE OR REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------                   ----------------------------
CUSIP NO. 413160 10 2                    13G            Page  10  of  17  Pages
---------------------------------                   ----------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Vinod Khosla
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                        15,792
                                      ------------------------------------------
              NUMBER OF                 6         SHARED   VOTING   POWER  6,390
               SHARES                             shares, directly owned by KPCB
            BENEFICIALLY                          V.  KPCB V  Associates  is the
            OWNED BY EACH                         general partner of KPCB V. Mr.
              REPORTING                           Khosla is a general partner of
               PERSON                             KPCB    V    Associates.    In
                WITH                              addition,      Mr.      Khosla
                                                  indirectly holds 11,620 shares
                                                  through a trust.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                        15,792
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER 6,390
                                                  shares, directly owned by KPCB
                                                  V.  KPCB V  Associates  is the
                                                  general partner of KPCB V. Mr.
                                                  Khosla is a general partner of
                                                  KPCB    V    Associates.    In
                                                  addition,      Mr.      Khosla
                                                  indirectly holds 11,620 shares
                                                  through a trust.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        33,802
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.3%
--------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------                   ----------------------------
CUSIP NO. 413160 10 2                    13G            Page  11  of  17  Pages
---------------------------------                   ----------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 James P. Lally
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [ ]    (b) [X]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

--------------------------------------------------------------------------------
                               5         SOLE VOTING POWER
                                                                        14,862
                             ---------------------------------------------------
         NUMBER OF             6         SHARED VOTING POWER
          SHARES                         6,390 shares are directly owned by
       BENEFICIALLY                      KPCB V.  KPCB V Associates is the
       OWNED BY EACH                     general partner of KPCB V and Mr. Lally
         REPORTING                       is a general partner of KPCB V
          PERSON                         Associates.
           WITH              ---------------------------------------------------
                               7         SOLE DISPOSITIVE POWER
                                                                        14,862
                             ---------------------------------------------------
                               8         SHARED DISPOSITIVE POWER
                                         6,390 shares are directly owned by
                                         KPCB V.  KPCB V Associates is a general
                                         partner of KPCB V and Mr. Lally is the
                                         general partner of KPCB V Associates.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                        21,252
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.2%
--------------------------------------------------------------------------------
12      TYPE OR REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER
                  --------------

                  Harmonic Lightwaves

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  3005 Bunker Hill Lane
                  Santa Clara, CA  95054

ITEM 2(A)-(C).    NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING
                  -----------------------------------------------

                  This amended statement is being filed by KPCB V Associates, L.P., a California limited partnership ("KPCB V Associates") whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB V Associates are set forth on Exhibit B hereto. Brook H. Byers, L. John Doerr, Frank J. Caufield, E. Floyd Kvamme and Vinod Khosla are each general partners of KPCB IV Associates, L.P., a California limited parnership ("KPCB IV Associates").

                  KPCB V Associates is a general partner to Kleiner Perkins Caufield & Byers V, a California limited partnership ("KPCB V"). KPCB IV Associates is general partner to KPCB Zaibatsu Fund I, L.P., a California limited partnership ("KPCB ZFI"), which no longer holds any shares of the Issuer. With respect to KPCB V Associates and the general partners of KPCB V Associates, this statement relates only to KPCB V Associates' indirect, beneficial ownership of shares of Common Stock of Harmonic Lightwaves held directly by KPCB V (the "Shares") and, with respect to each individual general partner, to the extent applicable, each individual general partner's interest in the shares over which he has sole voting and dispositive control. The Shares are held directly by KPCB V. Management of the business affairs of KPCB V Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB V Associates listed on Exhibit B hereto.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

                  Common Stock
                  CUSIP # 413160 10 2

ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP
                  ---------

                  Please see Item 5 hereof.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  ---------------------------------------------

                  This amended statement is being filed to report the fact that each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Harmonic Lightwaves.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ------------------------------------------------
                  ANOTHER PERSON.
                  ---------------

                  Not applicable for any reporting party because the shares owned as of 12/31/96 do not exceed five percent of Harmonic Lightwaves' outstanding shares. Please see Item 5 hereof.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                  ---------------------------------------------------
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                  ------------------------------------------------
                  THE PARENT HOLDING COMPANY.
                  ---------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ----------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not applicable.

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 1997



                                        KPCB V ASSOCIATES, L.P., A CALIFORNIA
                                        LIMITED PARTNERSHIP


                                        By:
                                           -------------------------------------
                                              A General Partner


                                        KLEINER PERKINS CAUFIELD & BYERS V,
                                        L.P., A CALIFORNIA LIMITED
                                        PARTNERSHIP

                                        By KPCB V Associates, L.P., a California
                                        Limited Partnership, its General Partner


                                        By:
                                           -------------------------------------
                                              A General Partner


                                        BROOK H. BYERS
                                        E. FLOYD KVAMME
                                        L. JOHN DOERR
                                        FRANK J. CAUFIELD
                                        JAMES P. LALLY
                                        THOMAS J. PERKINS
                                        REGIS McKENNA
                                        VINOD KHOSLA


                                        By:
                                           -------------------------------------
                                              Michael S. Curry
                                              Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------


                                                                   Found on
                                                                  Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                                 16

Exhibit B:  List of General Partners of KPCB V Associates             17

                                                                   Page 16 of 17
                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 13, 1997, containing the information required by Schedule 13G, for the 6,390 Shares of the Common Stock of Harmonic Lightwaves held by Kleiner Perkins Caufield & Byers V, a California Limited Partnership ("KPCB V") and, with respect to each individual general partner, to the extent applicable, each individual general partner's interest in the shares over which he has sole voting and dispositive control. Each individual general partner disclaims beneficial ownership of shares of Harmonic Lightwaves Common Stock held directly by KPCB V.


Date:  February 13, 1997

                                KPCB V ASSOCIATES, L.P. A CALIFORNIA
                                LIMITED PARTNERSHIP


                                By:
                                   ---------------------------------------------
                                      A General Partner


                                KLEINER PERKINS CAUFIELD & BYERS V,
                                L.P., A CALIFORNIA LIMITED
                                PARTNERSHIP

                                By KPCB V Associates, L.P., a California Limited Partnership, its General Partner


                                By:
                                   ---------------------------------------------
                                      A General Partner


                                BROOK H. BYERS
                                E. FLOYD KVAMME
                                L. JOHN DOERR
                                FRANK J. CAUFIELD
                                JAMES P. LALLY
                                THOMAS J. PERKINS
                                REGIS McKENNA
                                VINOD KHOSLA


                                By:
                                   ---------------------------------------------
                                      Michael S. Curry
                                      Attorney-in-Fact

                                                                   Page 17 of 17
                                    EXHIBIT B
                                    ---------

                               General Partners of
               KPCB V Associates, a California Limited Partnership
               ---------------------------------------------------

                  Set forth below, with respect to each general partner of KPCB V Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Frank J. Caufield
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

2.       (a)      Brook H. Byers
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

3.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

4.       (a)      L. John Doerr
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

5.       (a)      Vinod Khosla
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

6.       (a)      James P. Lally
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen